HYNES & HOWES INSURANCE COUNSELORS, INC.
                          Notes to Financial Statements
                           September 30, 1996 and 1995




Note 8. Commissions Payable

        Commissions payable of $81,000 resulted from the sale of the Tanglefoot Apartment Complex on March 1, 1993. (See Notes 4B & 6) The commission is 5% of the sales price of $1,620,000 and is payable to Realty Consultants, L.C. The commission was to be paid on May 1, 1998, however, the money became available during the year ended Sepember 30, 1995, and the commission was paid.